UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

December 2, 2013

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-52095	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5950 La Place Court, Suite 160, Carlsbad, CA 92008

(Address of principal executive offices and zip code)

(760) 230-8986

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

Cooperation Agreement between China Motion Telecom and StarHub Mobile

On December 2, 2013, China Motion Telecom (HK) Limited (“China Motion”), a Hong Kong corporation and a wholly owned subsidiary of VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“Company”) entered into a Cooperation Agreement with StarHub Mobile Pte, Ltd., a Singapore corporation and a leading mobile network operator in Asian telecommunication markets (“StarHub”). The material terms of the Cooperation Agreement are as follows:

(i)               China Motion and StarHub (collectively “Parties” and each a “Party”) intend to work together in three areas of cooperation in three phases. During Phase 1, China Motion’s customers will be permitted to roam on StarHub’s network in Singapore at agreed prices. During Phase 2, following completion of the upgrade of China Motion’s telephony core network, each Party will supply the other Party with an agreed allotment of phone numbers and international mobile subscriber identifiers (“IMSIs”) for provisioning onto SIM cards which the assigned Party may market or sell to its post-paid subscribers to complete interconnections through its own network operations center or switch, which will provide subscribers access to the home network of the assigning Party and/or other networks to which such Party has been assigned rights by other mobile network operators. During Phase 3, StarHub or its affiliates will have an option to purchase up to a 25% equity stake in China Motion at its then market value (“StarHub Option”).

(ii)             The StarHub Option is exercisable for three years, based on the proportionate total enterprise value of China Motion as of the date of exercise, payable within 90 days after notice of exercise. For purposes of the StarHub Option, “enterprise value” is defined as the amount of money payable in Hong Kong dollars that a willing and well qualified buyer would pay to acquire 100% of the capital stock of China Motion taking into account the net asset value on its balance sheet, the relative age, quality of and debt service on its capital infrastructure, its employees and distribution base and its contracts with mobile network operators and other partners, its historical and projected revenues and EBITDA, the number and growth rates of its subscribers (by category) and the average revenue per user and churn rates associated with such subscribers, comparable sales of similar companies and the revenue and EBITDA multipliers applicable to such sales and to the telecommunications industry generally, the impact of potential exit into public listing onto the Hong Kong Stock Exchange, and such other factors as may be reasonably considered. If the Parties are unable to agree on the total enterprise value, such value shall be determined by appraisal. Each Party shall designate a valuation expert with expertise in valuing telecommunications companies. The two experts shall first agree together on the appointment of a third expert. Each Party’s expert shall then independently prepare a report of the total enterprise value of China Motion. Such valuation shall be without discount for minority interest compared to control premium. If the total enterprise value as determined by each Party’s designated expert is within 10% of each other, the Parties shall accept the average of the two. If the enterprise values differ by greater than 10%, the third expert shall review the reports of the two experts and determine which report best reflects the total enterprise value, and that value shall be used for payment of the option exercise price. The StarHub Option is subject to limitations based on the Loan Agreement, Share Charge and Option Deed with Xin Hua (disclosed in the Company’s Report on SEC Form 10-Q filed on November19, 2013) during the time any of the loan amount is unpaid.

(iii)           The initial term of the Cooperation Agreement is 36 months, with automatic renewal in increments of 12 months unless either Party delivers notice of non-renewal.

(iv)            During the initial term and following a six month ramp up, the Cooperation Agreement contains minimum revenue commitments by China Motion of SGD$300,000 during the first year, SGD$600,000 during the second year, and SGD$900,000 during the third year (all amounts are expressed in Singapore dollars).

(v)             The Cooperation Agreement describes details for settlement and payment of charges China Motion incurs for roaming services, and includes schedules setting forth initial per minute and per megabyte charges, and a configuration showing how the Parties’ respective networks will interface.

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(vi)            The Cooperation Agreement is subject to Singapore law, with resolution of disputes through the courts of Singapore.

(vii)          The Cooperation Agreement contains other terms regarding confidentiality, remedies for breach, warranties, force majeure, suspension and termination of service, all pursuant to terms the Company considers standard for transactions of a similar nature

A copy of the Cooperation Agreement is attached as Exhibit 10.1 to this Report, omitting the schedules, which contain information the Parties consider proprietary and the Company considers not material for purposes of its SEC and shareholder reporting requirements. The Company intends to disclose from time to time on its website, www.velatel.com, other information regarding the scope and impact of the Cooperation Agreement on the operations of China Motion.

A complete copy of the Cooperation Agreement is attached as Exhibit 10.1 to this Form 8-K, and is incorporated by this reference.

Item 9.01 Exhibits

10.1	Cooperation Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934 as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2013

VelaTel Global Communications, Inc.

By: /s/George Alvarez

Name: George Alvarez

Title: Chief Executive Officer

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